EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES MAY CASH DISTRIBUTION

Dallas, Texas, May 19, 2023 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.185059 per unit, payable on June 14, 2023, to unitholders of record on May 31, 2023. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	16,000	88,000	$72.67	$11.96

Prior Month Distribution	14,000	98,000	$75.27	$16.37

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that $10,000 of excess costs were recovered on properties underlying the Texas Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $2,001,000, including accrued interest of $701,000.

XTO Energy has advised the Trustee that $269,000 of excess costs were recovered on properties underlying the Oklahoma Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests total $243,000, including accrued interest of $29,000.

For more information on the Trust, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Argent Trust Company, Trustee 855-588-7839